EXHIBIT 99.1
                                                           ------------
NEWS For Immediate Release
                                        For Further Information Contact
June 4, 1999                            Edward M. George
                                        President & CEO (304) 234-9208

                                        Nasdaq Trading Symbol: WBSC

WESBANCO ANNOUNCES COMPLETION OF 1998 STOCK REPURCHASE PROGRAM
AND APPROVAL OF NEW STOCK REPURCHASE PROGRAM

WesBanco, Inc. President & CEO, Edward M. George, today announced that WesBanco has completed the acquisition of one million shares of its stock. The purchases were authorized by the WesBanco Board of Directors on October 15, 1998. A portion of the shares repurchased were used to complete the acquisition of the Heritage Bank of Harrison County, Inc., Clarksburg, West Virginia, for the shareholder dividend reinvestment plan and for the employee benefit plan.

In connection with the completion of the previous stock repurchase program, the Executive Committee of the Board of Directors has approved a plan, effective immediately, to repurchase up to 1,000,000 additional shares of WesBanco common stock on the open market. The timing, price and quantity of purchases will be at the discretion of the Corporation and the program may be discontinued or suspended at any time.

The WesBanco Board believes that the stock repurchase program presents an attractive opportunity for the Corporation at this time. The shares will be available for general corporate purposes.

WesBanco, Inc. has assets of $2.2 billion and operates 4 banks, a mortgage company, insurance and full service brokerage subsidiaries which have offices in West Virginia and Ohio.